Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” in the Registration Statement of CYBRA Corporation filed with the Securities and Exchange Commission on Form SB-2, for the registration of 15,826,000 shares of its common stock and to the inclusion in said Registration Statement of our report dated June 9, 2006, except for Notes 1, 6 and 11 as to which the date is September 18, 2006, relating to the balance sheets of Cybra Corporation as of December 31, 2005 and 2004 and the related statements of operations and accumulated deficits, and cash flows for the years then ended.

/s/ BERNSTEIN PINCHUK LLP
BERNSTEIN PINCHUK LLP

CERTIFIED PUBLIC ACCOUNTANTS

New York, New York

November 6, 2006